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                                                                    EXHIBIT 99.1

(CENTERPOINT ENERGY LOGO)                    For more information contact
                                             MEDIA:
                                             LETICIA LOWE
                                             Phone  713.207.7702
                                             INVESTORS:
                                             MARIANNE PAULSEN
                                             Phone  713.207.6500

FOR IMMEDIATE RELEASE

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        CENTERPOINT ENERGY COMPLETES SALE OF TEXAS GENCO HOLDINGS, INC.

                o $700 million in cash proceeds from today's step

                o $2.9 billion total proceeds for Texas Genco sale

                o Proceeds used primarily to pay down debt

         Houston - April 13, 2005 - CenterPoint Energy, Inc. (NYSE: CNP) announced today that it has completed the sale of Texas Genco Holdings, Inc., the company's wholesale electric power generation business, to Texas Genco LLC, formerly known as GC Power Acquisition LLC. The $700 million cash proceeds to CenterPoint Energy from this step will be used primarily to pay down debt.

         "The completion of this two-part transaction is a significant milestone for CenterPoint Energy," said David M. McClanahan, president and chief executive officer of CenterPoint Energy. "Selling our unregulated wholesale power generation business was a major part of our plan when we formed CenterPoint Energy to be primarily a regulated energy delivery business operating electric and natural gas utilities in the U.S. The sale enables us to significantly reduce our debt and turn our full attention to enhancing the business performance of our core businesses of energy delivery."

         The sale completes the final step of a two-part transaction announced last July in which Texas Genco LLC has acquired CenterPoint Energy's wholesale electric power generation company. In the first step of the transaction, the sale of the company's fossil generation assets (coal, lignite and gas-fired plants), CenterPoint received $2.231 billion in December 2004, which the company used primarily to pay down debt. With the completion of today's sale, CenterPoint Energy has received about $2.9 billion in cash proceeds for its interest in Texas Genco Holdings, Inc.

         As a result of this transaction, CenterPoint Energy no longer has any ownership interest in Texas Genco Holdings, Inc., in its subsidiary, Texas Genco, LP, the South Texas Project Electric Generating Station or in any other power generation assets.

         CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission & distribution, natural gas distribution and sales, and interstate pipeline and gathering operations. The company serves nearly five million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas. Assets total about $17 billion. With more than 9,000 employees, CenterPoint Energy and its predecessor companies have been in business for more than 130 years. For more information, visit the Web site at www.CenterPointEnergy.com.


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